EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

WORLD OMNI AUTO LEASING LLC

This Certificate of Amendment, dated as of September 28, 2020, is being filed by the undersigned authorized person of World Omni Auto Leasing LLC, a Delaware limited liability company (the “Company”), to amend the Certificate of Formation of the Company, which was filed on June 26, 2008, with the Secretary of State of the State of Delaware, as amended and corrected (the “Certificate of Formation”), pursuant to 6 Del. C. § 18-101, et seq. The Company hereby certifies as follows:

1.           The name of the limited liability company is World Omni Auto Leasing LLC.

2.           Clauses Second and Third of the Certificate of Formation of the Company are hereby deleted and replaced with the following:

Second.      The Registered Office of the Company in the State of Delaware is changed to 3411 Silverside Road Tatnall Building #104, Wilmington, 19810. The name of the Registered Agent at such address upon whom process against the Company may be served is United Agent Group Inc.

3.            The Certificate of Formation of the Company otherwise continues in full force and effect.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment as of the date first written above.

AUTO LEASE FINANCE LLC, as authorized person

By:	/s/ Andre L. Hall
Name: Andre L. Hall
Title: Vice President, General Counsel and Secretary